Exhibit 23.1

                      CONSENT OF PRICEWATERHOUSECOOPERS LLP

      We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of PE Corporation of our reports dated July 30, 1999 relating to the combined financial statements of PE Biosystems Group, the combined financial statements of Celera Genomics Group and the consolidated financial statements of PE Corporation, which appear in the 1999 Annual Report to Stockholders of PE Corporation, which is incorporated by reference in PE Corporation's Annual Report on Form 10-K for the year ended June 30, 1999. We also consent to the incorporation by reference of our reports dated July 30, 1999 relating to the Financial Statement Schedules, which appear in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP

Stamford, Connecticut
April 13, 2000